Exhibit 99.30

Third Amendment to Employment Agreement(1)

This Third Amendment to Employment Agreement (“Amendment”) is made as of                   [•], 2006 by and between Critical Care Systems International, a Delaware  corporation, f/k/a Curative Health Services, Inc., a Minnesota corporation (the “Company”) and Paul F. McConnell (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated April 23, 2004, an Amendment to Employment Agreement dated November 15, 2004, and a Second Amendment to Employment Agreement dated March 21, 2005 (collectively, and as may be amended further from time to time, the “Employment Agreement”);

WHEREAS, Executive currently serves as the Chief Executive Officer of the Company;

WHEREAS, the Company has determined to undertake a restructuring of its financial obligations (the “Restructuring”) through the filing of a petition under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), has entered into a Plan Support Agreement dated December 2, 2005 in connection with such Restructuring and has commenced the solicitation of votes on the Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated February 6, 2006 (the “Prepackaged Plan”) by circulating the Disclosure Statement in support thereof, dated February 6, 2006 (the “Disclosure Statement”) to creditors entitled to vote on the Prepackaged Plan; and

WHEREAS, in order to implement the proposed Restructuring, the Company and Executive desire to make certain changes to the Employment Agreement to reflect certain terms set forth in Exhibit A of the Plan Support Agreement and in Exhibit A to the Prepackaged Plan;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1                               Amendments

The following provisions of the Employment Agreement are hereby amended as follows:

1.1                            Section 3.1(d) is amended and restated in its entirety as follows (new text is double-underlined):

“(d)                               Stay Bonus: The Company shall pay and Executive shall receive a stay bonus of $1.5 million (the “Stay Bonus”) payable as follows:

(i)                                         Provided that Executive remains employed by the Company continuously from the Closing Date through the effective date of the Prepackaged Plan (the “Effective Date”), one-half of the Stay Bonus (i.e., $750,000) shall be paid to the Executive on the Effective Date and, immediately following receipt of the after-tax payment, Executive agrees to invest $375,000 to purchase a number of shares of newly authorized and issued common stock of the Company (“New CURE Stock”) equal to $375,000 divided

(1)   All materials contained in the Plan Supplement remain subject to amendment in accordance with the terms of the Plan.  In addition, this form of Third Amendment to Employment Agreement remains subject to finalization.

by the per share value of the New Cure Stock as set forth in the Disclosure Statement or as otherwise established by the Bankruptcy Court; and

(ii)                                      Provided that Executive remains employed by the Company continuously from the Closing Date through the third anniversary of the Closing Date, the remainder of the Stay Bonus (i.e., $750,000) shall be paid to the Executive on such third anniversary date; except that if prior to such third anniversary (a) a person or entity which is not then controlling, controlled by or under common control with the Company acquires (i) all or substantially all of the assets of the Company, or (ii) common stock of the Company (other than from the Company), with the effect that after such acquisition of stock such person or entity holds an aggregate amount of common stock of the Company greater than 50% of the then outstanding Company common stock, or (b) after the Effective Date and prior to such third anniversary, Executive’s employment is terminated (or not renewed) by the Company without Cause (regardless of a change of control),  then in either of these events, such Stay Bonus shall become due and payable within 5 business days of such event. “All or substantially all” shall be deemed to mean 80% or more of the Company’s assets on a consolidated basis, in one transaction or a series of related transactions.

Notwithstanding the foregoing clause (ii), (x) no such accelerated payment shall be due or paid in connection with the occurrence of the Effective Date, (y) no such accelerated payment shall be due or paid in the event of any termination of Executive’s employment by the Company for Cause, and (z) no accelerated payment shall be due or paid in connection with any issuance of any security by the Company, whether in the form of common stock of the Company or any other security convertible into common stock of the Company (including any equity or debt security), except that in the event that (A) after the Effective Date and prior to such third anniversary a person or entity which is not then controlling, controlled by or under common control with the Company acquires common stock of the Company (even if directly from the Company), with the effect that after such acquisition of stock such person or entity holds an aggregate amount of common stock of the Company greater than 50% of the then outstanding Company common stock, and (B) during the twelve month period immediately following such change of control (the occurrence of the Effective Date shall not constitute a change of control) Executive’s employment with the Company is terminated (or not renewed), or by Executive for Good Reason as defined in subsection (i) or (ii) of Section 4.1(d) of the Employment Agreement, then such Stay Bonus shall become due and payable within 5 business days of such termination of employment.

1.2                            Section 4.1(c) is amended to add the following new paragraph after clause (vi) thereof:

“Notwithstanding anything in the Agreement to the contrary, “Change of Control” shall not include the occurrence of the Effective Date of the Prepackaged Plan”

1.3                            In compliance with Section 409A of the Internal Revenue Code, the current provision in Section 4.5(c) is deleted in its entirety and replaced with the following new provision.

“If the Company determines that Executive is a “key employee” within the meaning of Section 409A of the Internal Revenue Code and that, as a result of such status, any portion of the payments under this Agreement would be subject to additional taxation, the Company will delay paying all or any portion of such amount until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include any amounts that would have been paid earlier but for the above delay. At the request of Executive, the Company shall set aside those payments that would be subject to the Section 409A additional tax in a trust that is in compliance with Rev. Proc. 92-64.”

2                               Headings

The headings of the articles and sections of this Amendment are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision of this Amendment.

3                               Modifications

Except as amended hereby, the Employment Agreement is in all other respects hereby ratified and confirmed.

4                               Counterparts

This Amendment may be executed counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

5                               Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any choice or conflict of laws provisions.

IN WITNESS HEREOF, the parties have executed this Amendment effective as of the date first set forth above.

PAUL F. MCCONNELL	CRITICAL CARE SYSTEMS INTERNATIONAL

By

Executive	Its